Exhibit (a)(xi)

TEKLA HEALTHCARE INVESTORS

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, Michael Bonney tendered  his resignation  as a Trustee of Tekla Healthcare Investors (the “Fund”) effective November 1, 2018, the Fund issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on October 31, 1986, as amended;

WHEREAS, at a meeting of the Trustees of Tekla Healthcare Investors (“the Fund”), the Trustees of the Fund appointed Dr. Elizabeth G. Nabel as Trustee to the Fund, effective upon her written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on October 31, 1986, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee resignation and Trustee’s appointment, the seven Trustees of the Tekla Healthcare Investors are:

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Thomas M. Kent	100 Federal Street, 19th Floor
Boston, MA 02110

Elizabeth G. Nabel, M.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor
Boston, MA 02110

William S. Reardon	100 Federal Street, 19th Floor
Boston, MA 02110

Lucinda H. Stebbins	100 Federal Street, 19th Floor
Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 12th day of March, 2019, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/Laura Woodward
Laura Woodward, Secretary